Exhibit 23.1

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 1, 2001, relating to the financial statements, which appears in Chordiant Software, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

May 29, 2001